Digirad Further Strengthens Governance Practices and Increases Share Buyback

POWAY, CA -- (Marketwire - March 13, 2013) - Digirad Corporation (NASDAQ: DRAD) today announced that it has taken additional steps to strengthen its commitment to best corporate governance practices related to its recently announced strategic initiatives.

More specifically, Digirad's Board of Directors has:

  increased its share buyback program authorization to $12 million from the $7 million previously announced -- leaving approximately $10 million available in the plan, with a continued strong commitment to return value to shareholders;
  established a new CEO Ownership Policy that requires significant equity participation equal to three times the CEO's base salary;
  instituted a cap on annual issuance of stock equity awards to a maximum of 3 percent of the total equity outstanding; and
  adopted a resolution to require shareholder approval for any acquisition exceeding $5 million in purchase price.

"These changes demonstrate the shareholder orientation of this Board and our commitment to continually enhance our corporate governance," said Chairman of the Board of Directors Jeffrey E. Eberwein. "Moving forward, management and the Board will maintain a clear focus on executing the business plan and returning value to shareholders -- by direct means such as share buybacks and by enhancing our market value by growing cash flow per share over time. Like most of our principal shareholders, the Board and management have a strong value orientation, and these recent policy initiatives support that viewpoint."

The Company announced in February that it is restructuring its Diagnostic Imaging products business to reduce costs in that operation. Digirad seeks to increase cash flow substantially over time by focusing on the DIS service business and executing on financially disciplined tuck-in acquisitions that align to the DIS service business.

Additional details of the Board's new corporate governance changes referenced above have been filed with the U.S. Securities and Exchange Commission on Form 8-k.

About Digirad

Digirad is a leading provider of diagnostic imaging products, and personnel and equipment leasing services. For more information, please visit www.digirad.com. Digirad® is a registered trademark of Digirad Corporation.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our ability to deliver value to customers, the ability to grow and generate positive cash flow, the ability to execute on restructuring activities, the ability to successfully execute acquisitions, and our actions to enhance our corporate governance practices, and our desire to maximize stockholder value. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers' business conditions, reimbursement, radiopharmaceutical shortages, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

Investor Contact

Matt Clawson
Allen & Caron
949-474-4300

Company Contact

Jeffry Keyes
Chief Financial Officer
858-726-1600